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                                                            March 12, 1997


Chase Manhattan Bank USA, N.A.
802 Delaware Avenue
Wilmington, Delaware 19801

               Re: The Issuance and Sale of $250,000,000 of Class A-1 5.545% Money Market Asset Backed Notes, $365,000,000 of Class A-2 5.95% Asset Backed Notes, $270,000,000 of Class A-3 6.25% Asset Backed Notes, $165,000,000 of Class A-4 6.40% Asset Backed Notes, $85,500,000 of Class A-5 6.50% Asset Backed Notes, and $35,153,718.13 of 6.65% Asset Backed Certificates by Chase Manhattan Auto Owner Trust 1997-A
                       ---------------------------------------


Ladies and Gentlemen:

               We have acted as tax counsel ("Federal Tax Counsel") for Chase Manhattan Bank USA, N.A., a national banking association organized under the laws of the United States (the "Seller"), in connection with the issuance and sale of (i) $250,000.000 of Class A-1 5.545% Money Market Asset Backed Notes,
(ii) $365,000,000 of Class A-2 5.95% Asset Backed Notes, (iii) $270,000,000 of
Class A-3 6.25% Asset Backed Notes, (iv) $165,000,000 of Class A-4 6.40% Asset Backed Notes, (v) 85,500.000 of Class A-5 6.50% Asset Backed Notes (collectively, the "Notes") and (vi) 35,153,718.83 of 6.65% Asset Backed Certificates (the "Certificates" and, together with the Notes, the "Securities"), by Chase Manhattan Auto Owner Trust 1997-A, a statutory business trust organized under the Business Trust Act of the State of Delaware (the "Trust"), pursuant to: (a) with respect to the Notes, the Indenture, dated as of February 28, 1997 (the "Indenture"), between the Trust and Norwest Bank Minnesota, National Association, as trustee (the "Indenture Trustee"); and (b) with respect to the Certificates, the Amended and Restated Trust Agreement, dated as of February 28, 1997 (the "Trust Agreement"), between the Seller and Wilmington Trust Company, as owner trustee (the "Owner Trustee"). The Securities will be offered for sale to investors pursuant to the Prospectus dated March 10, 1997 (the "Prospectus") as supplemented by the Prospectus Supplement dated March 12, 1997 (the "Prospectus Supplement").


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                                       -2-                     March 12, 1997


               All capitalized terms used in this opinion letter and not otherwise defined herein shall have the meaning assigned to such terms in the Prospectus Supplement.

               In delivering this opinion, we have reviewed: (i) the Prospectus,
(ii) the Prospectus Supplement, (iii) the Indenture, (iv) the Trust Agreement,
(v) the Sale and Servicing Agreement, dated as of February 28, 1997 (the "Sale and Servicing Agreement"), between the Seller and the Trust and (vi) forms of the Securities. We also have examined such other documents, papers, statutes and authorities as we have deemed necessary to form the basis for the opinions expressed herein.

               In our examination of such material, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of copies of documents submitted to us. As to certain matters of fact relevant to the opinions hereinafter expressed, we have relied upon the representations and warranties set forth in the Indenture, the Trust Agreement and the Sale and Servicing Agreement.

               On the basis of the foregoing and assuming, with your permission, that (i) the Trust is formed and maintained in accordance with the discussion set forth in the Prospectus and the Prospectus Supplement and is operated in compliance with the terms of the Trust Agreement, (ii) the terms of the Indenture, the Trust Agreement and the Sale and Servicing Agreement are not amended, and (iii) the aggregate amount of the Late Fees received or accrued each year by the Trust on, or with respect to, the Receivables will be equal to, or less than, five percent (5%) of the aggregate amount of the Late Fees and interest or other income accrued or received by the Trust on, or with respect to, the Receivables each such year, we hereby confirm (a) our opinions set forth in the Prospectus Supplement under the caption "Certain Federal Income Tax Consequences" and (b) that, subject to the qualifications set forth therein, the discussion set forth in the Prospectus Supplement under the caption "Certain Federal Income Tax Consequences" is an accurate summary of the United States federal income tax matters described therein.

               We express no opinion with respect to the transactions referred to herein and in the Prospectus or the Prospectus Supplement other than as expressly set forth herein. Our opinions are not binding on the Internal Revenue Service ("IRS") and the IRS could disagree with the opinions expressed herein. Although we believe that the opinions we express herein would be sustained if challenged, there can be no assurance that this will be the case.

               Our opinions are based upon the Code, the Treasury regulations promulgated thereunder and other relevant authorities and law, all as in effect on the date hereof. Consequently, future changes in the law may cause the tax treatment of the transactions referred to herein to be materially different from that described above.

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                                      -3-                     March 12, 1997


               We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

               This opinion letter is rendered to you in connection with the above-described transactions. This opinion may not be relied upon by you for any other purpose or relied upon by, or furnished to, any other person, firm or corporation without our prior written consent. We hereby consent to the use of this opinion for filing as Exhibits 8.4 and 23.5 to the Registration Statement on Form S-3 (Registration No. 333-07575).


                                                 Very truly yours,


                                                 /s/ Simpson Thacher & Barlett
                                                 Simpson Thacher & Bartlett